Exhibit 10.2

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is hereby entered into by and between HAGERTY, INC., a Delaware corporation (“Company”) and JEFFREY E. BRIGLIA (“Executive”). As used in this Agreement, the term “Affiliate” means any entity controlling, controlled by or under common control with the Company. The Company and Executive are herein referred to each as a “Party” and together as the “Parties”.
1.Employment Start Date. Your employment with the Company shall begin on July 1, 2024 or such date as otherwise agreed to by you and the Company (such actual date your employment begins is your “Start Date”). This Agreement will automatically take effect on your Start Date. The term of Executive’s employment hereunder will commence as of the Start Date and will continue until terminated by either Party (the “Term”).
2.Employment.
(a)Position and Duties. Executive will serve as the Company’s President of Insurance or in such other management positions with the Company or an Affiliate as may be assigned by the Company. This is a full-time exempt position. Executive will perform duties consistent with Executive’s position as may be assigned to Executive from time to time by the Company’s Chief Executive Officer, and Executive will report to the Company’s Chief Executive Officer. Executive will comply with all Company policies. Executive’s employment hereunder will be full time and Executive will devote Executive’s entire business time and efforts Executive’s duties hereunder, except that Executive may oversee passive investments, may serve on the boards of directors of non-profit organizations, and may serve on boards of directors of other for-profit organizations that are not competitive with the Company or an Affiliate, provided that such activities do not impair or conflict in any material respect with Executive’s full-time services under this Agreement or constitute a conflict of interest.
(b)Location. Executive’s primary work location shall be Executive’s home address as indicated in the Company’s records. Executive may be required to undertake reasonable business travel to the Company’s offices in Traverse City, Michigan and other locations as required by the Company in its sole discretion, with reimbursement in a manner consistent with the Company’s travel reimbursement policies.
3.Compensation. Executive will be compensated during the Term as follows, subject to applicable tax deductions and withholdings:
(a)Base Salary. Executive’s base annual salary (“Base Salary”) will be $650,000 per year and will be payable in accordance with the Company’s normal payroll practices. The Company will review Executive’s salary annually in accordance with the Company’s normal procedures and adjust Executive’s salary to reflect the Company’s determinations of Executive’s performance, Company performance, business or economic conditions, or changes in business or economic conditions, or changes in Executive’s duties and responsibilities.
(b)Annual Incentive Plan. Beginning with the 2024 plan year, Executive will participate in the Hagerty Amended and Restated Annual Incentive Plan or any successor Company annual bonus plan (“Annual Incentive Plan”) in accordance with the terms of the plan. The Company will continue an Annual Incentive Plan under which Executive’s target incentive payment (or “Bonus”) for each calendar year will be not less than 75% of Executive’s Base Salary, with any payments under the plan to be determined under the terms of the plan based on attainment of the applicable performance goals as provided in the plan, and subject to Executive’s continued employment with the Company through the date of applicable payment, and which payment shall occur no later than March 15th of the following calendar year. Notwithstanding the foregoing, solely for calendar year 2024, Executive’s Bonus payment shall be at least $250,000, less applicable deductions and withholdings, and eligible to be earned subject to Executive’s continued employment with the Company through the date of payment, which payment shall occur no later than March 15, 2025 (“2024 Guaranteed Bonus”).
(c)Equity Incentives. Subject to the approval of the Company’s Board of Directors (“Board”) and its Talent, Culture and Compensation Committee (“Committee”), Executive will be eligible to receive grants of equity awards under the Company’s 2021 Equity Incentive Plan or any successor plan (the “Equity Plan”) in accordance with the terms of the Equity Plan.
(i)New Hire RSU Award. Subject to Board and Committee approval, Executive will receive a grant of restricted stock units in respect of a number of Company shares with a value equal to $350,000.00 as measured on the applicable date of grant (the “New Hire RSUs”). The New Hire RSUs will be granted on July 1, 2024 or October 1, 2024, subject to Executive’s continued employment with the Company through the applicable date of grant. The number of restricted stock units subject to the New Hire RSUs will be determined by dividing $350,000.00 by the closing trading price of the Company’s shares on the date immediately preceding the applicable date of grant (or if such date is not a trading day, the closing price on the immediately preceding trading date), and rounding the resulting number down to the nearest whole share. The New Hire RSUs will be eligible to vest in three equal annual installments on the first three anniversaries of the applicable date of grant, subject to Executive’s continued services with the Company through the applicable vesting dates. The New Hire RSUs will be subject to the terms of the Equity Plan and the applicable award agreements approved by the Board and the Committee for the New Hire RSUs.
(ii)Annual Awards. Subject to Board and Committee approval, Executive will be eligible for annual equity awards under the Equity Plan (“Annual Awards”), in each case subject to the Executive’s continued employment with the Company through the applicable date of grant. The target grant date value for each grant of Annual Awards will be equal to 150% of Executive’s then current Base Salary on the date of grant (the “Target Annual Value”). The target number of shares subject to each Annual Award will be determined by dividing the applicable Target Annual Value by the closing trading price of the Company’s shares on the date immediately preceding the applicable date of grant (or if such date is not a trading day, the closing price on the immediately preceding trading date), and rounding the resulting number down to the nearest whole share. The Annual Awards will be eligible to vest subject to such terms and conditions as are approved by the Board and Committee at the time of grant, and as set forth in the applicable award agreements for the Annual Awards, and which may include performance vesting conditions. The Annual Awards will be subject to the terms of the Equity Plan and the applicable award agreements approved by the Board and the Committee for the Annual Awards.
(d)Sign-On Bonus. On the first regular payroll date on which Executive is paid in accordance with the Company’s normal payroll practices, the Company will advance Executive an unearned lump sum payment of $50,000 (the “Sign-On Bonus”). The Sign-On Bonus will become vested and earned by Executive only if Executive remains employed by the Company through the second anniversary of the Start Date (the “Second Anniversary”) or is earlier terminated without Cause or resigns for Good Reason, subject to Executive’s timely provision to the Company of an effective release of claims. If Executive resigns from employment without Good Reason (as defined below) or is terminated for Cause (as defined below) prior to such Second Anniversary, Executive will be obligated to repay to the Company a pro-rata portion of the Sign-On Bonus, which shall be calculated by (i) multiplying the amount of the Sign-On Bonus by a percentage determined by dividing the number of months (rounded to the next whole month) Executive was employed by the Company by twenty-four (24), and (ii) subtracting that number from the total amount of the Sign-On Bonus. In the event Executive must re-pay the Sign-On Bonus or a pro rata portion thereof in accordance with this Section, Executive hereby authorizes the Company to collect such amount by deducting from any sums the Company is otherwise obligated to pay Executive (including Executive’s final paycheck), to the extent permitted by law. Executive agrees to repay the Company any remaining balance after any deductions are made within thirty (30) days after the Termination Date (as defined below). In the event Executive fails to repay any amount due after demand is made and it is necessary for the Company to take legal action to collect the amount due, Executive agrees to reimburse the Company its costs incurred to recover the amount due, including attorney’s fees and court costs, to the extent permitted by applicable law.
(e)Paid Time Off. Executive will be entitled to a minimum of 4 weeks of paid time off per year, to be administered in accordance with Company policy, which is subject to change from time to time in the Company’s discretion. Paid time off will be taken at such times as are consistent with the reasonable business needs of the Company.
(f)Other Benefits. Executive will be eligible to participate in fringe benefit programs covering the Company’s senior executives as a group and in any other Company benefit programs and policies applicable to the Company’s senior executives. The terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility. All benefit programs and policies are subject to change from time to time in the Company’s discretion.

(g)Business Expenses. The Company will reimburse Executive for reasonable, ordinary and necessary business expenses that are specifically authorized or are authorized by Company policy, subject to Executive’s prompt submission of proper documentation for tax and accounting purposes. Approved expenses will be reimbursed within 30 days after Executive submits such documentation, but in no event later than the fifteenth day of the third month after the end of the year in which the expense is incurred.
4.Confidentiality; Certain Property and Information.
(a)Confidentiality. Executive will forever hold in strictest confidence, and not use or disclose, any information regarding techniques, processes, developmental or experimental work, trade secrets, customer or prospect names or information, privileged information or proprietary or confidential information relating to the current or planned products, services, sales, pricing, costs, employees or business of the Company or any Affiliate (collectively, “Confidential Information”), except (i) as disclosure or use may be required in connection with Executive’s work for the Company or any Affiliate, (ii) as may be compelled pursuant to court order or subpoena, or (iii) in proceedings to enforce or defend Executive’s rights under this Agreement or any other written agreement between Executive and the Company or any of its Affiliates. Notwithstanding the foregoing, it is understood that, at all such times, Executive is free to use information that was known to Executive prior to employment with the Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by Executive. Executive will also keep the terms of this Agreement confidential, except (i) as may be compelled pursuant to court order or subpoena, (ii) in proceedings to enforce or defend Executive’s rights under this Agreement or any other written agreement between Executive and the Company or any of its Affiliates, (iii) in order to obtain financial or legal advice, or (iv) with immediate family members. Executive’s commitment not to use or disclose information does not apply to information that becomes publicly known without any breach of this Agreement by Executive. Pursuant to 18 U.S.C. § 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose a trade secret Executive’s attorney and use the trade secret information in the court proceeding, if Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret except pursuant to court order.
(b)Certain Property and Information. Upon termination of Executive’s employment, Executive will promptly deliver to the Company any and all property owned or leased by the Company or any Affiliate and any and all materials and information (in whatever form) relating to the business of the Company or any Affiliate, including without limitation all customer lists and information, financial information, computers, mobile and smart phones, business notes, business plans, documents, keys, credit cards and other Company-provided equipment in Executive’s possession.

5.Ideas, Concepts, Inventions and Other Intellectual Property. All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by Executive, either solely or in collaboration with others, during the term of the Executive’s employment by the Company or an Affiliate, whether or not during working hours, and relating to the business or any aspect of the business of the Company or any Affiliate or to any business or product the Company or any Affiliate is actively planning to enter or develop, will become and remain the exclusive property of the Company and the Company’s successors and assigns. Executive will disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate, at Company’s expense, in confirming, protecting, and obtaining legal protection of the Company’s ownership rights. Executive’s commitments in this Section will continue in effect after termination of Executive’s employment as to ideas, concepts, inventions, improvements and developments and other intellectual property made or conceived in whole or in part before the date the Executive’s employment with the Company terminates.
Executive represents and warrants that there are no ideas, concepts, inventions, improvements, developments or other intellectual property that Executive invented or conceived before becoming employed by the Company to which Executive, or any assignee of Executive, now claims title, and that would be covered by this Section if made or conceived by Employee during the term of Executive’s employment by the Company or any Affiliate.
Executive agrees not to intentionally disclose to the Company or use, or induce the Company to use, any proprietary information, trade secret or confidential business information of any other person or entity, including any previous employer of Executive. During the performance of Executive’s duties with the Company, the Company will not request or expect that Executive will disclose confidential or proprietary information acquired during prior employment. The Company further agrees that in the event Executive must decline to make such a disclosure to the Company, declining to make the disclosure will have no adverse consequence to Executive’s employment with the Company.
6.Non-Competition; Non-Solicitation.
(a)Executive agrees and acknowledges that, in connection with Executive’s employment with the Company, Executive has been and will be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the Company. Executive further acknowledges and agrees that, given the nature of this information and trade secrets, such information and trade secrets may be used or revealed, either directly or indirectly, in any subsequent employment with a competitor of the Company in any position comparable to the position Executive holds with the Company under this Agreement. Accordingly, in consideration of Executive’s employment with the Company pursuant to this Agreement, and other good and valuable consideration (including without limitation the compensation and benefits set forth herein, the receipt of which is hereby acknowledged, Executive agrees that during the Employment Period and for a period of twelve (12) months following the end of Executive’s employment with the Company for any reason, Executive shall not, either on Executive’s own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly:

(i)anywhere in the United States: (A) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control, or financing of any business or enterprise engaged in the Restricted Business (as defined below); (B) be connected as a proprietor, partner, stockholder, officer, director, principal, agent, representative, joint venturer, investor, or lender with any business or enterprise engaged in the Restricted Business; (C) provide services as an employee or consultant to any business or enterprise engaged in the Restricted Business where Executive would be providing the same or similar services as those Executive provided to the Company; or (D) use or permit Executive’s name to be used in connection with any business or enterprise engaged in the Restricted Business; provided that the foregoing restriction shall not be construed to prohibit the ownership by Executive as a passive investment of not more than two percent (2%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended;
(ii)attempt in any manner to: (A) solicit any customer or prospective customer of the Company with whom Executive had Material Contact (as defined below) for the purpose of providing products or services that are competitive with those provided by the Company; (B) solicit business for any purpose related to the Restricted Business from any potential customer or client or any affiliate thereof with whom the Company, or an affiliate of thereof was engaged in active business negotiations during the six (6) months immediately prior to Executive’s last day of employment and with whom Executive had Material Contact; or (C) persuade any supplier, agent, current or prospective customer or client or any affiliate thereof of the Company, or an affiliate of the Company with whom Executive had Material Contact to cease to do business with (or, in the case of potential customers or clients, fail or refuse to enter into a business relationship with), or to reduce the amount of actual or anticipated business which any such supplier, agent, customer or client or an affiliate thereof has customarily done or actively contemplates doing with the Company, or such affiliate of the Company; or
(iii)hire, recruit, solicit, or induce, or attempt to induce, any employee, consultant, or agent of the Company or its affiliates with whom Executive had material interaction or whom Executive directly or indirectly supervised to terminate or reduce their employment, engagement, or other business relationship with the Company or its affiliates.
As used herein, the term “Restricted Business” shall mean: (a) collectible vehicle and boat insurance business and ancillary businesses relating to the preservation, safety and enjoyment of collectible vehicles and boats, (b) collector car auctions (live and digital) and (c) collector car related media. As used herein, the term “Material Contact” shall mean, with respect to any current or prospective customer or client: (x) direct contact or service with such customer or client by Executive during Executive’s employment with the Company or any affiliate of the Company, (y) Executive’s direct or indirect supervision of contact or service with such customer or client by other employees or contractors of the Company or any affiliate of the Company during Executive’s employment with the Company or any affiliate of the Company, or (z)

Executive’s acquisition of Confidential Information (as defined below) related to such customer or client and/or the Company’s or any affiliate of the Company’s business with such customer or client during Executive’s employment with the Company or any affiliate of the Company.
(b)The Parties agree that the relevant public policy aspects of post-employment restrictive covenants have been discussed, and that every effort has been made to limit the restrictions placed upon Executive to those that are reasonable and necessary to protect the Company’s legitimate interests. Executive acknowledges that, based upon Executive’s education, experience, and training, the restrictions set forth in this Section 6 will not prevent Executive from earning a livelihood and supporting Executive and Executive’s family during the relevant time period.
(c)If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
(d)The restrictions contained in Section 6 are necessary for the protection of the business and goodwill of the Company and/or its affiliates and are considered by Executive to be reasonable for such purposes. Executive agrees that any material breach of Section 6 will cause the Company and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.
(e)The existence of a claim, charge, or cause of action by Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants.
(f)The provisions of this Section 6 shall apply regardless of the reason for the termination of Executive’s employment.
7.Equitable Remedies. Executive agrees that any breach of Sections 4, 5, or 6 of this Agreement will cause irreparable damage to the Company, that such damage will be difficult to quantify and that money damages alone will not be adequate. Accordingly, Executive agrees that the Company, in addition to any other legal rights or remedies available to the Company on account of a breach or threatened breach of this Agreement, shall have the right to seek an injunction, specific performance or other equitable relief to prevent any actual or threatened breach, and Executive waives the defense in any equitable proceeding that there is an adequate remedy at law for such breach. The time periods for the covenants in Section 6 above shall be extended by the same period that Executive is in violation of any such covenant.
8.At-Will Employment. Executive shall be employed by the Company on an “at will” basis, meaning that either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 9.
9.Effect of Termination. The provisions in this Section 9 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter the at-will status of Executive’s employment. The effective date on which Executive’s employment with the Company ends for any reason shall be referred to as the “Termination Date.” In the event Executive’s employment ends for any reason, Executive shall be entitled to the Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the Termination Date, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan. Executive’s rights to any additional compensation following a termination shall be only as set forth below.
(a)Termination by the Company for Cause.
(i)The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 14 of this Agreement. For purposes of this Agreement, “Cause” shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (A) Executive’s gross negligence in the performance of Executive’s duties and responsibilities to the Company, or Executive’s refusal or failure to follow or carry out any reasonable direction of the Chief Executive Officer (the “CEO”), an authorized officer of the Company, the Board of Directors (the “Board”) or a committee thereof, (B) Executive’s material breach of any Company policy that has been provided to Executive in writing, this Agreement, or any other agreement to which Executive and the Company are parties, which breach, if susceptible of cure, remains uncured or continues or recurs thirty (30) days after written notice from the Company specifying in reasonable detail the nature of such breach (provided that any material breach of Sections 4, 5, or 6 shall be deemed not susceptible of cure), (C) commission by Executive of fraud, embezzlement or theft; (D) Executive’s indictment or conviction of, or plea of no contest to, a felony or any other crime involving dishonesty or moral turpitude; (E) any conduct that involves a breach of fiduciary obligations or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company; or (F) Executive’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the CEO or the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(ii)In the event Executive’s employment is terminated at any time for Cause, Executive will not receive any severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.
(b)Termination by the Company Without Cause.
(i)The Company shall have the right to terminate Executive’s employment with the Company without Cause pursuant to this Section 9(b) at any time by giving notice as described in Section 14 of this Agreement. A resignation for Good Reason pursuant to Section 9(c) below shall constitute a termination without Cause for purposes of receiving the Severance Pay described in this Section 9(b). A termination pursuant to Section 9(d) below shall not constitute a termination without Cause for purposes of receiving the Severance Pay described in this Section 9(b).
(ii)If the Company terminates Executive’s employment without Cause or executive resigns for Good Reason (each a “Qualifying Termination”), then Executive shall be entitled to receive the Accrued Obligations and, subject to Executive’s compliance with the obligations in Section 9(b)(iii) below, Executive shall be eligible to receive, and the Company will provide to Executive the following severance payments and benefits (such payments and benefits collectively referred to as the “Severance Pay”):
1.Severance payments in an amount equal to Executive’s then current Base Salary for a period of twelve (12) months following the date of Executive’s termination (the “Severance Period”), less all applicable withholdings and deductions, paid in equal installments on the Company’s regularly scheduled payroll dates over the Severance Period; provided, however that any payments otherwise scheduled to occur prior to the Release Effective Date shall instead accrue and be paid on the first regularly scheduled payroll date following the Release Effective Date (as defined in Section 9(b)(iii) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter,
2.In the event Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA health insurance premium, including any amounts that Company paid for benefits to the qualifying family members of the Executive, following the Termination Date up until the earlier of either of (i) expiration of the Severance Period, (ii) the date on which Executive is no longer eligible for COBRA coverage (the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether the Executive or his qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage) and shall be paid until the expiration of the COBRA Payment Period.
(iii)Executive shall be entitled to the Severance Pay only if: (i) Executive signs and delivers to the Company an effective separation agreement and general release of claims in favor of the Company in a form prescribed by the Company (the “Release”), by the 60th day following the Termination Date or such earlier date as set forth in the Release, which cannot be revoked in whole or part (if applicable) by such date or such earlier date as set forth in the Release (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company, Executive resigns such position(s) to be effective no later than the Termination Date (or such other date as requested by the CEO); (iii) Executive returns all Company property with all data stored on any electronic devices intact; (iv) Executive complies with all post-termination obligations under this Agreement; and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that the Severance Pay is deferred compensation under Section 409A of the Code and is not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, no portion of the Severance Pay will paid until the later calendar year to the extent necessary to avoid adverse tax consequences to Executive under Section 409A.
(iv)Any Severance Pay provided to Executive pursuant to this Agreement is in lieu of, and not in addition to, any benefits to which Executive may otherwise be eligible or entitled under any Company severance plan, policy or program.
(c)Resignation by Executive Without or for Good Reason.
(i)Executive may resign without Good Reason (as defined below) from Executive’s employment with the Company at any time, although the Company requests at least thirty (30) days’ advance notice of Executive’s resignation of employment. In the event Executive resigns without Good Reason from Executive’s employment with the Company, Executive will not be eligible to receive the Severance Pay or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.
(ii)Executive may terminate employment with the Company for Good Reason (as defined below) by (i) providing written notice thereof as described in Section 14 to the Company no later than (30) days following the first occurrence of the condition giving rise to Good Reason, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason for resignation, (ii) providing the Company a period of sixty (60) days after receipt of such resignation notice to remedy the condition which constitutes Good Reason (the “Cure Period”), and (iii) resigning from employment within thirty (30) days following the expiration of Cure Period if the Company fails to remedy the condition. For purposes of this Agreement, “Good Reason” shall mean, in each case without Executive’s consent, (i) a material diminution in Executive’s authorities, duties or responsibilities; provided that a Change in Control (as defined below) and subsequent conversion of the Company to a division or unit of the surviving or acquiring entity will not result in a material diminution absent a material diminution of Executive’s authorities, duties or responsibilities with respect to such division or unit, (ii) a material diminution in Executive’s Base Salary (unless pursuant to a compensation reduction program applicable generally to the Company’s similarly situated executive employees), or (iii) a requirement that Executive relocate Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s then-current principal place of employment immediately prior to such relocation.
(iii)In the event Executive resigns from Executive’s employment for Good Reason, then subject to Executive’s compliance with the obligations in Section 9(b)(iii) above, Executive shall be eligible to receive the Severance Pay as described in Section 9(b)(ii) as set forth therein, provided, that for such purposes, Executive’s Severance Pay shall be calculated without giving effect to any reduction in Executive’s Base Salary that would give rise to Executive’s right to resign for Good Reason.
(d)Termination by Virtue of Death or Disability of Executive.
(i)In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the Parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives all Accrued Obligations.
(ii)Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive (i) is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation (as applicable), which lasts or, based on the written certification by two licensed physicians, is expected to last at least 180 days in the aggregate during any twelve (12) month period; or (ii) is determined to be totally disabled by the Social Security Administration or qualifies for disability payments under any long term disability insurance plan. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive any severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

10.Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Company’s Chief Executive Officer and is agreed to in a written document signed by Executive and the Chief Executive Officer. No waiver by either Party at any time of any breach or nonperformance of this Agreement by the other Party will be deemed a waiver of any prior or subsequent breach or nonperformance.
11.Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s employment with the Company or any of the subjects covered by this Agreement, have been made by the Company that are not set forth expressly in this Agreement, and this Agreement supersedes any pre-existing employment agreements and any other agreements on the subjects covered by this Agreement.
12.Arbitration.
(a)Scope of Arbitration. In the event of any dispute, claim, or controversy that could otherwise be raised in court (“Claims”) between Executive and the Company (including all of its current or former officers; directors; members; employees; vendors; clients; agents; parent, subsidiary, and affiliated entities; benefit plans; benefit plans’ sponsors; fiduciaries; administrators; and all successors and assigns of any of them), the Parties jointly agree to submit all such Claims to binding arbitration and waive any right to a jury trial in court. The Claims subject to arbitration include all claims arising from or related to Executive’s employment or the termination of Executive’s employment including, but not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for misappropriation of trade secrets or unfair competition; claims for wrongful termination or unjustified dismissal; claims for discrimination, harassment or retaliation; claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or governmental law, statute, regulation, or ordinance. Claims not covered by this arbitration provision are: claims for workers' compensation or unemployment benefits; petitions or charges filed with the National Labor Relations Board, Equal Employment Opportunity Commission, or a similar government agency; and claims which are not subject to arbitration or pre-dispute arbitration agreements pursuant to federal law. Moreover, any Party may seek provisional relief from a court upon the ground that the award to which the Party may be entitled may be rendered ineffectual without provisional relief. All Claims subject to arbitration must be brought in the Party’s individual capacity and not as a plaintiff or class member in any class, collective, or representative action. Any disputes concerning the validity of this multi-plaintiff, class, collective and representative action waiver will be decided by a court of competent jurisdiction and not by an arbitrator. In the event a court determines this waiver is unenforceable with respect to any Claim, then this waiver shall not apply to that Claim, and that Claim may only proceed in court.
(b)Arbitration Rules and Process. The arbitration (i) shall be conducted pursuant to the Rules for Commercial Arbitration of the American Arbitration Association to the extent they do not conflict with this provision, which are incorporated by reference and may be accessed at https://www.adr.org/sites/default/files/EmploymentRules_Web_2.pdf, and (ii) must be initiated within the time period required under the applicable statute of limitations. Each Party shall have the right to conduct discovery adequate to fully and fairly present the claims and defenses consistent with the streamlined nature of arbitration. The arbitrator shall apply the same substantive law relating to all claims and defenses to be arbitrated as if the matter had been heard in court, including the award of any remedy or relief on an individual basis. The arbitrator’s award shall be in writing, with factual findings, reasons given, and evidence cited to support the award. The arbitrator’s decision or award shall be final and binding and may be filed in any court of competent jurisdiction so that judgment may be entered upon it, or it may be corrected, modified, or vacated on any ground permitted by applicable law. The Federal Arbitration Act (9 U.S.C. Sections 1, et seq.) shall govern this arbitration provision and state arbitration statutes shall apply only to the extent they are not preempted. If any part of this arbitration provision is held to be invalid, void, or unenforceable, it shall be interpreted in a manner or modified to make it enforceable. If that is not possible, it shall be severed, and the remaining terms shall remain in full force and effect. Except as otherwise required by law, the Parties shall equally share the cost of the arbitration, including the arbitrator’s fee, and each Party shall pay for its own costs and attorneys’ fees.
13.Assignment. This Agreement contemplates personal services by Executive, and Executive may not transfer or assign Executive’s rights or obligations under this Agreement, except that Executive may designate beneficiaries for benefits as allowed by the Company’s benefit programs and Executive’s rights are transferable under the laws of descent and distribution. This Agreement may be assigned by the Company to any Affiliate or successor in interest to the Company, provided that no such assignment will release the Company from its obligations hereunder.
14.Notices. For purposes of this Agreement, all notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered or received by facsimile or email transmission sent during business hours, the next day if sent by overnight courier service for delivery during business hours or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:
If to Executive:
To the address on file with the Company
If to the Company:
Hagerty, Inc.
121 Drivers Edge
Traverse City, Michigan 49684
Attention: Chief Executive Officer

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.
15.Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan law, without regard of choice of law rules. The Parties agree that any permitted judicial action involving a dispute arising under this Agreement will be filed, heard and decided in either the 13th Judicial Circuit Court of the State of Michigan or the U.S. District Court for the Western District of Michigan. The Parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Executive or the Company may be located at the time any action may be commenced. The Parties agree that Grand Traverse County is a mutually convenient forum and that each of the Parties conducts business in Grand Traverse County.
16.Counterparts. This Agreement may be signed in original or by electronic counterparts, each of which will be deemed an original, and together the counterparts will constitute one complete document.
17.Indemnification. If Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive was an officer, director, employee, or agent of the Company or any of its affiliated companies, or was serving at the request of or on behalf of the Company or any of its affiliated companies, the Company shall indemnify and hold Executive harmless to the fullest extent permitted or authorized by the Company’s Articles of Incorporation or Bylaws as amended from time to time or, if greater, by the laws of the State of Michigan, against all costs, expenses, liabilities and losses Executive incurs in connection therewith. Such indemnification shall continue even if Executive has ceased to be an officer, director, employee or agent of the Company or any of its affiliated companies, and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall reimburse Executive for all reasonable costs and expenses Executive incurs in connection with any Proceeding within 20 business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with such expenses. In addition, the Company agrees to maintain a directors’ and officers’ liability insurance policy or policies covering Executive at a level and on terms and conditions no less favorable than the Company provides its directors and senior-level officers currently (subject to any future improvement in such terms and conditions), until such time as legal or regulatory action against Executive is no longer permitted by law.
18.Section 409A. The Parties to this Agreement intend that the Agreement be exempt from Section 409A of the Code to the fullest extent possible under any available exemption, including without limitation the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and the involuntary separation exemption available under Treasury Regulations Section 1.409A-1(b)(9)(iii), and that to the extent this Agreement is not exempt from Section 409A it is intended to comply with Section 409A, where applicable, and this Agreement will be operated and interpreted in a manner consistent with those intentions.

If and to the extent that any payment or benefit hereunder, or any plan, award or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to Executive by reason of Executive’s termination of employment, then (a) such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of Executive’s separation from service (or Executive’s earlier death). Any amount not paid or benefit not provided in respect of the six-month period specified in the preceding sentence will be paid to Executive in a lump sum or provided to Executive as soon as practicable after the expiration of such six-month period. Each payment or benefit hereunder shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments or benefits. To the extent Executive is entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

The Parties have signed this Employment Agreement as of the dates set forth below.
HAGERTY, INC.
By:   /s/ McKeel Hagerty
McKeel Hagerty
Its: Chief Executive Officer
Date:   5/30/24
EXECUTIVE
  /s/ Jeffrey E. Briglia
Jeffrey E. Briglia
Date:   5/30/24